                                                Filed Pursuant to Rule 424(b)(3)
                                       Registration Statement File No. 333-18009

PROSPECTUS

                               43,336,850 SHARES

                         REPUBLIC INDUSTRIES, INC. LOGO
                                  COMMON STOCK

     This Prospectus relates to an aggregate of 43,336,850 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of Republic Industries, Inc., a Delaware corporation (the "Company"), which may be offered (the "Offering") for sale by persons (the "Selling Stockholders") who have acquired such shares in certain private placement transactions and acquisitions of businesses by the Company not involving a public offering. The Shares are being registered under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of the Selling Stockholders in order to permit the public sale or other distribution of the Shares.

     The Shares may be sold or distributed from time to time by or for the account of the Selling Stockholders or their pledgees through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. This Prospectus also may be used, with the Company's prior consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. The Company will receive no portion of the proceeds from the sale of the Shares offered hereby and will bear certain expenses incident to their registration. See "Selling Stockholders" and "Plan of Distribution."

     The Common Stock is traded on The Nasdaq Stock Market -- National Market ("Nasdaq") under the symbol "RWIN." On December 17, 1996, the last reported sales price for the Common Stock as reported by Nasdaq was $31 1/4 per share.

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                              CONTRARY IS A CRIMINAL OFFENSE.

                               December 18, 1996

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                               TABLE OF CONTENTS

                                                                                                 PAGE
                                                                                                 ----
Available Information..........................................................................     2
The Company....................................................................................     3
Risk Factors...................................................................................     5
Use of Proceeds................................................................................    10
Selling Stockholders...........................................................................    11
Plan of Distribution...........................................................................    19
Description of Capital Stock...................................................................    19
Legal Matters..................................................................................    20
Experts........................................................................................    20
Incorporation of Certain Documents by Reference................................................    20

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock is traded on Nasdaq. Information filed by the Company with Nasdaq may be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of Nasdaq referred to above.

                                  THE COMPANY

GENERAL

     The Company is a holding company with major business segments in vehicle rental, vehicle retailing, integrated solid waste services, and electronic security services. In November 1996, the Company completed the acquisition of Alamo Rent-A-Car, Inc. and certain affiliated companies ("Alamo"), which operates a fleet of approximately 158,000 vehicles, owns and operates 205 car rental locations in the United States and Canada and 61 car rental locations in Europe, and licenses another 111 locations to third party operators in Europe. In August 1996, the Company completed the acquisition of CarChoice, Inc. ("CarChoice"), which owns and operates two used vehicle megastores in Dallas, Texas and Detroit, Michigan. The Company owns or operates 15 solid waste landfills and provides waste collection services to over 1,300,000 residential, commercial and industrial customers, and provides related environmental services. The Company provides electronic security monitoring services to over 207,000 businesses and residences, predominately in Florida, Colorado, Illinois and Maryland. The Company's strategy is to grow aggressively as a diversified company through internal growth and by acquiring and integrating additional automotive businesses, solid waste services businesses, and electronic security services businesses, as well as by acquiring and expanding businesses in other industries.

     The Company has three significant pending acquisitions of other companies:
AutoNation Incorporated ("AutoNation"), a privately-owned company that is developing a chain of vehicle retailing megastores, Addington Resources, Inc. ("Addington"), a company primarily engaged in the solid waste services industry and Continental Waste Industries, Inc. ("Continental"), a company primarily engaged in the solid waste services industry (collectively, the "Pending Republic Acquisitions"). In connection with the Pending Republic Acquisitions, an aggregate of approximately 44.9 million shares of Common Stock will be issued (which number includes shares of Common Stock issuable upon future exercises of warrants and options to be assumed by the Company in the Pending Republic Acquisitions). The AutoNation transaction is subject to the approval of the Company's stockholders and is expected to close in January 1997, the Addington transaction is subject to approval of Addington stockholders and is expected to close in December 1996, and the Continental transaction is subject to approval of Continental stockholders and is expected to close in December 1996. Each of the Pending Republic Acquisitions is subject to other customary closing conditions, including receipt of regulatory approvals.

     In November 1995, the Company changed its name to Republic Industries, Inc. from Republic Waste Industries, Inc. The Common Stock is traded on Nasdaq under the trading symbol "RWIN." The Company's principal executive offices are located at 450 East Las Olas Boulevard, Suite 1200, Ft. Lauderdale, Florida 33301, and its telephone number is (954) 713-5200.

RECENT DEVELOPMENTS

     Acquisition of Alamo. In November 1996, the Company acquired in merger transactions, all of the outstanding capital stock of Alamo in exchange for an aggregate of 22,123,893 shares of Common Stock. Such transaction has been accounted for as a pooling of interests business combination.

     Private Placement Transaction. In November 1996, the Company issued and sold 12,079,915 shares of Common Stock in a private placement transaction for $29.50 per share resulting in net proceeds to the Company of approximately $353,000,000 after deducting fees and commissions.

     Pending Acquisition of AutoNation. In May 1996, the Company entered into a merger agreement (the "AutoNation Agreement") with RI/ANI Merger Corp., a Florida corporation and wholly-owned subsidiary of the Company, AutoNation, H. Wayne Huizenga, Steven R. Berrard and JM Family Enterprises, Inc., a Delaware corporation ("JMFE"), which provides for the acquisition of AutoNation by the Company in a merger transaction (the "AutoNation Merger"). AutoNation, which is in part privately-owned by certain affiliates of the Company, is developing a chain of vehicle retailing megastores. The AutoNation Agreement provides that the Company will issue 17,467,248 shares of Common Stock in exchange for all of the outstanding shares of common stock of AutoNation. In addition, the Company will reserve an additional 480,372 shares of Common Stock issuable in the future upon the exercise of outstanding stock options of AutoNation. Concurrent with the execution of the AutoNation Agreement, the Company and AutoNation also entered into a loan agreement pursuant to which the Company is providing AutoNation a line of credit until the closing of the AutoNation Merger. As of September 30, 1996, the Company had advanced approximately $113 million to AutoNation under such line of credit. The AutoNation Merger will be accounted for using the purchase method of accounting and is intended to be tax-free to AutoNation shareholders. Consummation of the AutoNation Merger, which is expected to close in January 1997, is subject to approval by the Company's stockholders and other customary closing conditions, including receipt of regulatory approval.

     Pending Acquisition of Addington. In June 1996, the Company entered into a definitive merger agreement (the "Addington Merger Agreement") with Addington. Addington is a solid waste services company. The Addington Merger Agreement provides that each share of common stock of Addington will be exchanged in a merger transaction (the

"Addington Merger"), on a tax-free basis, for nine-tenth's (0.9) of a share of Common Stock. In connection with the Addington Merger, it is contemplated that an aggregate of approximately 14,014,651 shares of Common Stock will be issued (which number includes shares of Common Stock issuable in the future upon the exercise of outstanding stock options of Addington). Consummation of the Addington Merger, which will be accounted for as a pooling of interests business combination, is subject to approval by Addington's stockholders and other customary closing conditions, including receipt of regulatory approval. Certain stockholders of Addington, representing approximately 45% of Addington's outstanding common stock, have granted irrevocable proxies to the Company to vote or to execute written consents with respect to their shares in favor of the transaction, which is expected to close in December 1996.

     Pending Acquisition of Continental. In June 1996, the Company entered into a definitive merger agreement (the "Continental Merger Agreement") with Continental. Continental is a solid waste services company. The Continental Merger Agreement provides that each share of common stock of Continental will be exchanged in a merger transaction (the "Continental Merger"), on a tax-free basis, for eight-tenth's (0.8) of a share of Common Stock. In connection with the Continental Merger, it is contemplated that an aggregate of approximately 12,949,151 shares of Common Stock will be issued (which number includes shares of Common Stock issuable in the future upon the exercise of outstanding options and warrants of Continental). Consummation of the Continental Merger, which will be accounted for as a pooling of interests business combination, is subject to approval by Continental's stockholders and other customary closing conditions, including receipt of regulatory approval. Certain stockholders of Continental, representing approximately 25% of Continental's outstanding common stock, have granted irrevocable proxies to the Company to vote or to execute written consents with respect to their shares in favor of the transaction, which is expected to close in December 1996.

     It is expected that all of the Company's directors and executive officers as of the date hereof will remain in their positions following the consummation of the Pending Republic Acquisitions. In addition, Lawrence S. Rich, a director of AutoNation, is expected to be appointed to the Board of Directors of the Company following consummation of the AutoNation acquisition.

     No assurance can be given that the AutoNation Merger, the Continental Merger or the Addington Merger will be consummated. The consummation of each of the AutoNation, Continental and Addington mergers is not contingent upon the approval or consummation of any such other mergers.

     Termination of Agreement to Acquire ADT Limited. In September 1996, the Company announced that the Agreement and Plan of Amalgamation, dated as of July 1, 1996 and amended as of July 15, 1996 (the "ADT Agreement"), by and among the Company, R.I./Triangle, Ltd. and ADT Limited, a Bermuda corporation ("ADT"), which provided for the acquisition of ADT by the Company, had been terminated by mutual agreement of the parties. In connection with the execution of the ADT Agreement, ADT granted to the Company a warrant (the "ADT Warrant") to purchase 15,000,000 common shares of ADT at a purchase price of $20 per share (which approximated fair market value), subject to certain antidilution adjustments. The ADT Warrant became exercisable upon the termination of the ADT Agreement and remains exercisable until March 1997. Pursuant to the terms of the ADT Warrant, ADT has granted to the Company certain registration rights with respect to the common shares of ADT issuable to the Company upon exercise of the warrant.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     Certain statements and information under the captions "The Company," and "Risk Factors," and elsewhere in this Prospectus (including documents incorporated herein by reference, see "Incorporation of Certain Documents by Reference"), constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the ability to develop and implement operational and financial systems to manage rapidly growing operations; competition in the Company's existing and potential future lines of business; the ability to integrate and successfully operate acquired businesses and the risks associated with such businesses; the ability to obtain financing on acceptable terms to finance the Company's growth strategy and for the Company to operate within the limitations imposed by financing arrangements; and other factors referenced in this Prospectus. See "Risk Factors."

                                  RISK FACTORS

     AN INVESTMENT IN THE SHARES BEING OFFERED HEREBY INVOLVES A SIGNIFICANT DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS OF THE SHARES SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN EVALUATING AN INVESTMENT IN THE COMPANY.

     Uncertainties in Integrating Operations and Achieving Cost Savings. The Company, Addington, Continental and AutoNation are large enterprises, with operations in different markets. The success of any business combination, including each of the Pending Republic Acquisitions, is in part dependent on the ability following the transaction to consolidate operations, integrate departments, systems and procedures and thereby obtain business efficiencies, economies of scale and related cost savings. The consolidation of operations, the integration of departments, systems and procedures and the relocation of staff present significant management challenges. The challenges posed may be particularly significant because integrating the Pending Republic Acquisitions must be addressed contemporaneously. There can be no assurance that future consolidated results will improve as a result of the Pending Republic Acquisitions, or as to the timing or extent to which cost savings and efficiencies will be achieved.

     Consummation of Pending Republic Acquisitions; Dilution. While management of the Company remains committed to consummating each of the Pending Republic Acquisitions, there can be no assurance that the consents and approvals required for each of such acquisitions will be obtained, that the other conditions necessary for the consummation of such acquisitions will be satisfied or that such acquisitions will otherwise be consummated. The issuance of additional shares of Common Stock upon closing of the Pending Republic Acquisitions, upon exercise of warrants or options, or upon completion of other acquisitions or business combinations, may have a dilutive effect on earnings per share and will have a dilutive effect on the voting rights of the holders of Common Stock. Assuming the consummation of each of the Pending Republic Acquisitions, the current stockholders of each of the following companies will own approximately the following percentages of the outstanding shares of Common Stock based on the number of shares of Common Stock outstanding as of November 30, 1996: Republic 83.8%; AutoNation 6.5%; Continental 4.7%; and Addington 5.1%.

     Control of the Company.  As of October 31, 1996, H. Wayne Huizenga, Michael
G. DeGroote, Harris W. Hudson, and John J. Melk, each a Director and/or executive officer of the Company, beneficially owned an aggregate of approximately 83,248,062 shares of Common Stock (including shares beneficially owned by certain of their spouses, with respect to which they each respectively disclaim beneficial ownership, and including warrants and options exercisable within 60 days of October 31, 1996 for an aggregate of 29,730,622 shares of Common Stock), or an aggregate of approximately 37.5% of the issued and outstanding shares of Common Stock (assuming the exercise of all warrants and options exercisable within 60 days of October 31, 1996 owned by such persons). Messrs. Huizenga, DeGroote, Hudson and Melk acting together are, and, after the Pending Republic Acquisitions are consummated, will be, able to exert considerable influence over the election of the Company's directors and the outcome of corporate actions requiring stockholder approval.

     Dependence on Key Personnel. The Company's future success depends to a significant extent on its management team. The loss of the services of any of the members of its management team, in general, all of whom have entered into employment and/or non-compete agreements with the Company, or Mr. Huizenga in particular (whether such loss is through resignation or otherwise), could have a material adverse effect on the Company's business, financial condition and future prospects. Furthermore, the Company does not hold keyman insurance on any member of its management team.

     Possible Depressing Effect of Future Sales of the Company's Common
Stock. Future sales of the Shares, or the perception that such sales could occur, could adversely affect the market price of the Company's Common Stock. There can be no assurance as to when, and how many of, the Shares will be sold and the effect such sales may have on the market price of the Company's Common Stock. Since August 1995 and as of September 30, 1996, the Company has registered for sale, from time to time on a continuous basis under several shelf registration statements, by certain selling stockholders, an aggregate of 182,599,986 shares of the Company's Common Stock. In addition, the Company intends to continue to issue the Company's Common Stock in connection with certain of its acquisitions or in other transactions. Such securities may be subject to resale restrictions in accordance with the Securities Act and the regulations promulgated thereunder. As such restrictions lapse or if such shares are registered for sale to the public, such securities may be sold to the public. In the event of the issuance and subsequent resale of a substantial number of shares of the Company's Common Stock, or a perception that such sales could occur, there could be a material adverse effect on the prevailing market price of the Company's Common Stock.

     Limited Operations in Vehicle Retailing Business. The Company has a limited history of operations in vehicle retailing and related businesses. Prior to its acquisition of CarChoice in August 1996, the Company had no history of operations in the used vehicle retailing industry. The Company currently anticipates that it will, through acquisitions, including the acquisition of AutoNation, rapidly expand its operations in new and used vehicle retailing and related businesses. Operations of CarChoice and AutoNation did not generate revenue until 1996. Neither CarChoice nor AutoNation has operated profitably since inception. AutoNation has started up and is developing a chain of vehicle retailing megastores and opened its first AutoNation USA(TM) megastore in October 1996. The success of the Company's aggressive development plans in the vehicle retailing business is dependent on a number of factors including, but not limited to, economic conditions, competitive environment, adequate capital, accurate site selection, construction schedules, supply of new and used vehicles, consumer acceptance of the megastore concept in vehicle retailing, vehicle manufacturers' approval and control over new vehicle dealer franchises, and the building of brand recognition. There can be no assurance that the Company will be successful in the vehicle retailing industry or in any related automotive industries which it enters.

     Valuation of AutoNation. There are a number of methods of determining the valuation of any company, which methods often involve consideration of intangible factors which are not readily capable of being quantified with precision. Accordingly, determination of a precise valuation of AutoNation is difficult, due in part to such factors as its limited history of operations in vehicle retailing and related businesses. Consequently, a Special Committee of the Board of Directors of the Company (the "Special Committee") engaged an investment banking firm to evaluate the fairness of the consideration proposed to be paid by the Company to the shareholders of AutoNation in connection with the AutoNation transaction. The Special Committee and its investment banking firm relied on forecasts and projections regarding AutoNation's future operating performance, as well as numerous other factors, including AutoNation's audited financial statements, and the investment banking firm issued its opinion that the consideration to be issued by the Company in the AutoNation transaction is fair to the Company from a financial point of view. Neither the Company nor its investment banking firm, nor, to the Company's knowledge, any other party, has conducted independent appraisals or valuations of the assets or liabilities of AutoNation.

     Need for Substantial Additional Capital. The Company's strategy is to aggressively grow as a diversified company by acquiring and integrating additional companies in its existing lines of business, and companies in other lines of business, as well as through internal growth of such businesses. As of November 30, 1996, the Company had approximately $1.9 billion of long term debt outstanding ($1.6 billion of which was secured by revenue earning rental vehicles) and had approximately $93 million in cash available for general corporate purposes. The Company believes that additional capital may be necessary to continue its rapid expansion, to service its existing debt, and to fully capitalize on acquisition and expansion opportunities that may become available to the Company. There can be no assurance that additional financing will be available on a timely basis, if at all, or that it will be available on terms acceptable to the Company. In the event that adequate financing is not available or is not available in the amounts or on terms acceptable to the Company, the implementation of the Company's acquisition and expansion strategy could be impeded and the Company's ability to react to changes in the industries in which it does business could be limited, which could have a material adverse effect on the Company's business, financial condition and future prospects.

     Impediments to Completing Future Acquisitions. The Company's future growth strategy depends on its ability to identify and acquire appropriate companies in its existing lines of business, and companies operating in other lines of business, to integrate the acquired operations effectively and to increase its market share in such businesses. A number of the Company's competitors are better known companies, with significantly greater financial resources. There can be no assurance that the Company will be able to identify viable acquisition candidates, that any identified candidates will be acquired, that acquired companies will be effectively integrated to realize expected efficiencies and economies of scale, or that any such acquisitions will prove to be profitable. Acquisition of companies requires the expenditure of sizeable amounts of capital, and the intense competition among companies pursuing similar acquisitions may further increase such capital requirements. In the event that acquisition candidates are not identifiable or acquisitions are prohibitively costly, the Company may be forced to alter its future growth strategy. As the Company continues to pursue its acquisition strategy in the future, its stock price, financial condition and results of operations may fluctuate significantly from period to period.

     Risks Associated with Acquisitions. There may be liabilities which the Company fails or is unable to discover in the course of performing due diligence investigations on each company or business it seeks to acquire, including liabilities arising from non-compliance with certain federal, state or local environmental laws by prior owners, and for which the Company, as a successor owner, may be responsible. The Company generally seeks to minimize its exposure to such liabilities by obtaining indemnification from each former owner, which may be supported by deferring payment of a portion of the purchase price. However, there is no assurance that such indemnifications, even if obtainable, enforceable and collectible (as to which there also is no assurance), will be sufficient in amount, scope or duration to fully offset the possible liabilities arising from the acquisitions.

     Cost of Vehicle Rental Fleet. Vehicle depreciation is one of the single largest cost components of the Company's Alamo Rent-A-Car vehicle rental business, and it is materially affected by vehicle manufacturers' supply programs. Since the late 1980s, vehicle manufacturers have sold vehicles to the car rental industry under repurchase programs, pursuant to which the manufacturers agree to repurchase program vehicles during allowable repurchase periods at determinable prices, subject to certain terms and conditions ("Repurchase Programs"). Repurchase prices under Repurchase Programs are based on either (i) a predetermined percentage of original vehicle cost and the month in which the vehicle is returned or (ii) the original capitalization cost less a set monthly depreciation amount. Repurchase Programs limit the risk of market value decline at the time of vehicle disposition and enable car rental companies to accurately project their vehicle depreciation expense. The Company currently has Repurchase Programs with General Motors Corporation ("General Motors"), Chrysler Corporation, Ford Motor Company, Mazda Motor of America, Inc., Nissan Motor Corporation in U.S.A., Subaru of America, Inc. and Toyota Motor Sales U.S.A., Inc. (including its Lexus division). During model year 1996, the Company's vehicle rental operations purchased approximately 90% of its U. S. vehicle fleet and a majority of its European vehicle fleet under Repurchase Programs. If vehicle manufacturers reduce the number or mix of vehicles available to car rental companies through Repurchase Programs or increase vehicle costs under Repurchase Programs, there can be no assurance that the Company will be able to control its rental fleet costs or selection, or to pass on any increases in vehicle cost to rental customers, which could have a material adverse effect on the Company's business, financial condition and future prospects.

     The Company also purchases vehicles for its rental fleet that are not subject to Repurchase Programs and therefore the Company is responsible for the disposition of such vehicles. During model year 1996, the Company's vehicle rental operations purchased approximately 10% of its North American rental fleet and less than half of its European rental fleet outside Repurchase Programs. The proceeds from the sales of such vehicles will depend upon the prices obtained by the Company in the used car market at the time of disposition and, accordingly, will be subject to the market conditions at the time of sale, which conditions may change from time to time. Changes in the prices obtainable in the used car market could adversely affect the price realized upon any sale. In the future, the number of vehicles purchased outside Repurchase Programs may increase or decrease based on a number of factors, including a determination by the Company of the acceptable level of residual risk related to the disposition of vehicles in the used car market.

     Dependence on Vehicle Manufacturer's Credit. The Company's Alamo Rent-A-Car vehicle rental business depends upon third-party financing to purchase its revenue earning vehicles for its vehicle rental fleet. Continued availability of such financing upon favorable terms is critical to the Company's vehicle rental operations. Since a substantial portion of such indebtedness is incurred in connection with major vehicle manufacturers' Repurchase Programs, a significant change in the financial conditions of the vehicle manufacturers, particularly General Motors, impairing their ability to repurchase vehicles could significantly affect the Company's ability to obtain such financing on favorable terms. In addition, under the terms of certain of the Company's vehicle purchase credit facilities, if the senior indebtedness of a repurchase party (such as General Motors) fails to maintain an investment grade rating, or upon the bankruptcy of a repurchase party or the occurrence of any other material adverse effect on the repurchase party's ability to perform, or upon a material default under a Repurchase Program, or upon the occurrence of certain other events, the Company may be prohibited from borrowing additional amounts under such facilities for the purchase of vehicles from such repurchase party, the Company may be required to repay a portion of the indebtedness outstanding under such facilities based on the vehicles to be repurchased by such repurchase party, and the Company may be required to remove the vehicles of such repurchase party from the applicable collateral pool for such facilities. Therefore, any change in financial condition of a vehicle manufacturer with which the Company maintains a Repurchase Program could have a material adverse effect on the Company's business, financial condition and future prospects.

     Interest Rates and Restrictive Covenants. A substantial portion of the Company's outstanding indebtedness is at floating interest rates. The Company uses interest rate swaps to manage the risk of interest rate fluctuations. However, a substantial increase in interest rates could adversely affect the Company's ability to service its debt obligations. In addition, most of the Company's debt instruments contain covenants establishing certain financial and operating restrictions as well as cross-default and cross-acceleration provisions. A failure to comply with any covenant or any obligation contained in any credit agreement could result in an event of default which could accelerate debt under certain other credit agreements

     European Vehicle Rental Operations. The Company's European vehicle rental operations are subject to certain risks, including adverse developments in the foreign political and economic environment, varying governmental regulations, foreign currency fluctuations, potential difficulties in staffing and managing foreign operations and potentially adverse tax consequences. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition and future prospects.

     Regulation of Collision Damage Waivers. A traditional rental related product offered by the car rental industry has been the sale of collision damage waivers, under which car rental companies agree to waive their right to recovery from a renter for damage to the rental vehicle. Approximately 6.3%, 7.6% and 6.8% of the total U.S. revenue of the Company's Alamo Rent-A-Car vehicle rental business in 1995, 1994 and 1993, respectively, was generated from the sale of collision damage waivers. The United States House of Representatives has from time to time contemplated, but never adopted, legislation that would regulate the conditions under which collision damage waivers may be sold by car rental companies. In addition, approximately 40 states have considered legislation affecting the collision damage waiver product. To date, 18 of those states have enacted legislation requiring disclosure to each customer at the time of rental that damage to the rented vehicle may be covered by the customer's personal automobile insurance and that a collision damage waiver may not be necessary. In addition, in the late 1980s, New York and Illinois enacted legislation which eliminated car rental companies' right to offer collision damage waivers for sale and limited potential customer liability to $100 and $200, respectively. Moreover, California, Nevada and Indiana have capped the rates that may be charged for collision damage waivers to $9.00, $10.00 and $5.00 per day, respectively. In addition, Texas requires the rates charged for this protection to be reasonable in relation to costs. Adoption of national or additional state legislation limiting the sale, or capping the rates, of collision damage waivers could further restrict sales of this product, and additional limitations on potential customer liability could increase the Company's costs in its vehicle rental business.

     Dependence on Principal Rental Fleet Supplier. Since the early 1980s, General Motors has been the principal supplier of rental fleet vehicles to the Company's Alamo Rent-A-Car vehicle rental business. The number of vehicles purchased from General Motors varies from year to year. In model years 1996, 1995 and 1994, the Company's vehicle rental operations purchased approximately 61%, 68% and 78%, respectively, of its North American vehicle fleet from General Motors. Under the terms of the Company's Repurchase Program with General Motors, the Company's vehicle rental operations must purchase at least 51% of its domestic vehicles from General Motors during model years 1996 through 2000 in order to receive certain discounts and other incentives. Given the volume of vehicles purchased from General Motors, shifting significant portions of the fleet purchases to other manufacturers would require significant lead time. As a result, if General Motors were unable to supply the Company's vehicle rental operations with the planned number and type of vehicles, it could have a material adverse effect on the Company's business, financial condition and future prospects.

     Environmental Regulation. The operation of the Company's businesses are subject to certain federal, state and local requirements which regulate health, safety, environment, zoning and land-use. Operating and other permits are generally required for landfills, certain waste collection vehicles, fuel storage tanks, and other facilities owned or operated by the Company and these permits are subject to revocation, modification and renewal. It may be necessary to expend considerable time, effort and money to bring the Company's existing or acquired facilities into compliance with applicable requirements and to obtain the permits and approvals necessary to increase their capacity. Applicable requirements are enforceable by injunctions and fines or penalties, including criminal penalties. These regulations are administered by the United States Environmental Protection Agency ("EPA") and various other federal, state and local environmental and health and safety agencies and authorities, including the Occupational Safety and Health Administration ("OSHA") of the United States Department of Labor. In addition, certain of the Company's waste disposal operations that traverse state boundaries could be adversely affected if the federal government or the state in which a landfill is located limits or prohibits, imposes discriminatory fees on, or otherwise seeks to discourage the disposal, within state boundaries, of waste collected outside of the state.

     The Solid Waste Disposal Act ("SWDA"), as amended by the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and the regulations promulgated thereunder establish a framework for regulating the storage, collection and disposal of non-hazardous solid wastes. Subtitle D of RCRA establishes a framework for regulating the disposal of municipal solid wastes. In October 1991, the EPA imposed minimum federal comprehensive solid waste management criteria and guidelines, on, among other things, location restrictions, facility design and operating criteria, closure and post-closure requirements, groundwater monitoring requirements and corrective action standards, many of which had not previously been in effect or enforced. Compliance with Subtitle D regulations has resulted in significant increases in costs. If environmental laws become more stringent, the Company's environmental capital expenditures and costs for environmental compliance may increase in the future. In addition, due to the possibility of unanticipated factual or regulatory developments, the amounts and timing of future environmental expenditures could vary substantially from those currently anticipated.

     The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), imposes liability for damages and the cleanup of sites from which there is a release or threatened release of a hazardous substance into the environment on, among others, the current and former owners and operators of such sites. Liability under CERCLA can be founded upon the release or threatened release, even as a result of unintentional and non-negligent action, of thousands of hazardous substances, including very small quantities of such substances. More than 20% of the sites on the EPA's National Priorities List which require remediation under CERCLA are solid waste landfills which ostensibly never received any hazardous wastes. Thus, even if the Company's landfills or other properties which the Company or companies it acquires may have owned or operated have never received hazardous wastes, it is possible that one or more hazardous substances may have come to be located there. The Company could be liable under CERCLA for the cost of cleaning up such hazardous substances at the sites and for damages to natural resources, even if those substances were deposited at the Company's facilities before the Company acquired or operated them. CERCLA liability may also attach to the Company with regard to facilities owned or operated by third parties where the Company or companies it acquires arranged for disposal or treatment of hazardous substances at, or transportation of hazardous substances to, such a facility, or where the Company or companies it acquires was the waste transporter who selected such facility for treatment or disposal of hazardous substances. The costs of a CERCLA cleanup can be significant. Given the difficulty of obtaining insurance for environmental impairment liability, such liability could have a material impact on the Company's business, financial condition and future prospects.

     The Company currently carries site-specific pollution liability insurance (for a majority of its facilities), contractors' pollution liability insurance and professional liability insurance. However, these insurance policies are limited in scope and coverage. As a result, there can be no assurance that the level or breadth of such insurance coverages will be sufficient to fully cover potential claims. In addition, such insurance is becoming increasingly expensive and difficult to obtain. There can be no assurance that adequate insurance coverage will be available in the future at an acceptable cost, if at all, or in sufficient amounts to protect the Company against liabilities. The obligation to pay any environmental damages claim in excess of the Company's insurance coverage could have a material adverse effect on the business, financial condition and future prospects of the Company.

     "False" Alarm Ordinances. The Company believes that approximately 95% of alarm activations that result in the dispatch of police or fire department personnel are not emergencies, and thus are "false" alarms. Significant concern has arisen in certain municipalities about this high incidence of "false" alarms. Recently, a trend has emerged on the part of local governmental authorities to address such concern by adopting various measures aimed at reducing the number of "false" alarms. Such measures include (i) subjecting alarm monitoring companies to fines or penalties for transmitting "false" alarms; (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of "false" alarms; (iii) imposing fines on alarm subscribers for "false" alarms; (iv) imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of "false" alarms; and/or (v) requiring further verification of an alarm signal before the police will respond. Enactment of such measures could adversely affect the Company's electronic security services business and operations. In addition, as a result of high incidence of "false" alarms, the police may, in general, become less responsive to alarm activations. The continuation of such trend, or perception by the public of such trend, may make home security systems less attractive to consumers, which could, in turn, have an adverse effect on the Company's electronic security services business and operations.

     Risks of Pending and Future Legal Proceedings. In addition to the costs of complying with environmental regulations, waste management companies generally will continue to be involved in legal proceedings in the ordinary course of business. Government agencies may seek to impose fines on the Company for alleged failure to comply with laws and regulations or to deny, revoke or impede the renewal of the Company's permits and licenses. In addition, such governmental agencies as well as surrounding landowners, may claim that the Company is liable for environmental damages. Citizen's groups have become increasingly active in challenging the grant or renewal of permits and licenses for landfills and other waste facilities, and responding to such challenges has further increased the costs associated with establishing new facilities or expanding current facilities. A significant judgment against the Company, the loss of a significant permit or license or the imposition of a significant fine could have a material adverse effect on the Company's business, financial condition and future prospects. The Company is currently a party to various legal proceedings, particularly in its vehicle rental business, as well as environmental proceedings which have arisen in the ordinary course of its business. No assurance can be given with respect to the outcome of these legal and environmental proceedings and the effect such outcomes may have on the Company. Although the Company believes that losses resulting from the ultimate resolution of such proceedings will not have a material adverse effect on the Company's business, financial condition or future prospects, unfavorable resolution of any matter individually or in the aggregate could have a material adverse effect on the Company's business, financial condition and future prospects.

     Seasonality and Dependence on Travel Industry and Fuel Supply. The Company's collection and landfill operations could be adversely affected by protracted periods of inclement weather which could delay the development of landfill capacity or the transfer of waste and/or reduce the volume of waste generated. The Company's vehicle retail operations could be adversely affected by protracted periods of inclement weather. In addition, the Company's vehicle rental operations could be adversely affected by a decrease in air travel, protracted periods of inclement weather or any other event that disrupts travel patterns for an extended period of time, particularly in the peak summer travel months which have historically been the strongest revenue and net income producing months of the Company's vehicle rental operations. The Company's vehicle rental operations could also be adversely affected by limitations in fuel supplies, imposition of mandatory fuel allocation or rationing regulations or significant increases in fuel prices. There can be no assurance that protracted periods of inclement weather, decrease in air travel or any other occurrence that disrupts travel patterns, disruption of fuel supplies or increases in fuel prices will not have a material adverse effect on the Company's business, financial condition and future prospects.

     Competitive Environment. All of the Company's businesses operate in highly competitive environments. In addition, the solid waste industry, the electronic security services industry and the vehicle retailing industry, are each changing as a result of rapid consolidation. The future success of the Company will be affected by such changes, the nature of which cannot be forecast with certainty. There can be no assurance that such developments will not create additional competitive pressures on some or all of the Company's businesses.

     The solid waste industry in North America is led by several large national waste management companies and numerous regional and local companies, all of which contribute to the high level of competition. Some of these companies have significantly greater financial and operational resources and more established market positions than the Company. In addition, the Company must often compete with municipalities that maintain their own waste collection and landfill operations and often have financial advantages due to the availability to municipalities of tax revenues and tax-exempt financing. Furthermore, alternatives to landfill disposal (such as recycling, incinerating and composting) are increasingly competing with landfills. There also has been an increasing trend at the state and local levels to mandate waste reduction at the source and to prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. This may result in the volume of waste going to landfills being reduced in certain areas, which may affect the Company's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. In addition, most of the states in which the Company operates landfills have adopted plans or requirements which set goals for specified percentages of certain solid waste items to be recycled. Implementation and adoption of such plans or requirements could have a material adverse effect on the Company's business, financial condition and future prospects. There can be no assurance that the Company will be able to compete effectively in the solid waste industry.

     The security alarm industry is highly competitive and highly fragmented. The electronic security services business of the Company competes with several large national companies as well as numerous smaller regional and local companies. Furthermore, new competitors are continuing to enter the industry. Certain of the Company's competitors have greater financial and other resources than the Company. Given this competitive business environment, there can be no assurance that the operations of the Company will be able to compete effectively in this industry. The existing subscriber base of the Company's electronic security services business is geographically concentrated in certain metropolitan areas primarily located in Florida, Colorado, Illinois and Maryland. Accordingly, the performance of this business segment may be adversely affected by regional or local economic conditions or regulations. The Company may from time to time make acquisitions in regions outside of its current operating areas. In order for the Company to expand successfully into a new area, the Company must obtain a sufficient number and density of subscriber accounts in such area to support the additional investment required when expanding to a new geographic area. There can be no assurance that an expansion into new geographic areas would generate operating profits.

     The car rental industry is highly competitive. In any given location, the Company's Alamo Rent-A-Car vehicle rental business may encounter competition, particularly in the leisure segment, from national, regional and local car rental companies, some of which may have access to greater financial resources than the Company and several of which are owned by or affiliated with the major automobile manufacturers, including General Motors. At times, the major car rental companies have been adversely affected by industry-wide price pressures, and the Company's vehicle rental business has, on such occasions, priced its product in response to such pressures. Moreover, at times when the car rental industry has experienced vehicle oversupply, there has been intensified competitive pressure. This oversupply has limited the industry's ability to raise rental rates. There can be no assurance that the Company will be able to compete effectively in the vehicle rental industry.

     The vehicle retailing industry in the United States is highly fragmented and competitive, and is in the early stages of consolidation. The Company believes that there is no used vehicle retailer currently operating a national chain of megastores. In addition to the Company, several other companies have announced plans to roll out national chains of used vehicle megastores over the next few years. In addition, several franchised new vehicle dealers, which have significant used vehicle operations, have recently conducted initial public offerings of their securities, with proceeds targeted to be used for acquisitions of other dealers. Some of these competitors in the new and used vehicle retailing industry have significantly greater financial and operational resources and more established market positions than the Company. There can be no assurance that the Company will be able to compete effectively in the new or used vehicle retailing industry or related automotive businesses.

                                USE OF PROCEEDS

     This Prospectus relates to Shares being offered and sold for the accounts of the Selling Stockholders. The Company will not receive any proceeds from the sale of the Shares but will pay all expenses related to the registration of the Shares. See "Plan of Distribution."

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder, the aggregate number of shares of Common Stock beneficially owned by each Selling Stockholder as of December 12, 1996 and the aggregate number of shares of Common Stock registered hereby that each Selling Stockholder may offer and sell pursuant to this Prospectus. All of the 43,336,850 Shares offered are issued and outstanding as of the date of this Prospectus. Because the Selling Stockholders may sell all or a portion of the Shares at any time and from time to time after the date hereof, no estimate can be made of the number of shares of Common Stock that each Selling Stockholder may retain upon completion of the Offering. To the knowledge of the Company, none of the Selling Stockholders has had within the past three years any material relationship with the Company or any of its predecessors or affiliates, except as set forth in the footnotes to the following table.

                                                                       SHARES BENEFICIALLY   SHARES TO BE OFFERED
                                                                           OWNED PRIOR          FOR THE SELLING
                         SELLING STOCKHOLDER                             TO THE OFFERING     STOCKHOLDER'S ACCOUNT
---------------------------------------------------------------------  -------------------   ---------------------
110 Group Trust Dated December 28, 1995 c/o Jacqueline Egan,
  Trustee............................................................               74                     74
Badi and Judith Abbo.................................................           10,538                 10,538
Ghania Abo...........................................................            7,526                  7,526
Eddi and Aziz Aboona.................................................            6,615                  6,615
Ghanim and Batoul Abro...............................................            4,811                  4,811
Imad Abro............................................................            4,811                  4,811
Joseph Achenbaum.....................................................            6,013                  6,013
Ghader Agoubi........................................................            2,405                  2,405
Ajj Investment Group.................................................            5,051                  5,051
Ramzi and Salma Ajo..................................................           13,540                 13,540
Paiq or Salwa Aljabi.................................................           18,818                 18,818
The Al-Naimi Investment Partnership..................................            7,216                  7,216
Joseph Amato.........................................................           29,643                 29,643
American Diversified Enterprises, Inc. Portfolio Managed Acct. C-1...           50,000                 50,000
Ameritech Pension Trust..............................................          396,960                147,760
Duff and Ericka Anderson.............................................            4,811                  4,811
Emile Anton..........................................................            1,043                  1,043
Rabah Arabo..........................................................           12,749                 12,749
Christopher Arsement.................................................              161                    161
Susan Askar..........................................................            2,405                  2,405
Najib Atisha.........................................................            7,526                  7,526
Richard Atto.........................................................            1,513                  1,513
Fred Atto............................................................           11,290                 11,290
Richard and Delores Atto.............................................           11,290                 11,290
Najib Ayair..........................................................            4,811                  4,811
Zuhair Ayar..........................................................           22,582                 22,582
Ralph Ayar...........................................................            7,526                  7,526
Mansour Ayar.........................................................            4,811                  4,811
James Babcock........................................................           14,433                 14,433
Ayoub Bakal..........................................................           16,338                 16,338
Eddie Bakal..........................................................           16,338                 16,338
Mike Bakal...........................................................           19,674                 19,674
Bandag Master Ret. Trust.............................................           13,100                 13,100
Walid Barash.........................................................            4,811                  4,811
Jeffrey Barr.........................................................           27,082                 27,082
Frederick Baxter.....................................................            6,963                  6,963
Alan S. Bernikow.....................................................            1,718                  1,718
Manning Billeaud, II.................................................            2,204                  2,204
Basim and Rabab Binno................................................          108,181                108,181
Basam Binno..........................................................            4,034                  4,034
Rabab Binno..........................................................            2,655                  2,655
Raymond S. Blanco....................................................              161                    161
Bonam & Najor Associates.............................................            7,526                  7,526
Donnie Bordelon......................................................              337                    337

                                                                       SHARES BENEFICIALLY   SHARES TO BE OFFERED
                                                                           OWNED PRIOR          FOR THE SELLING
                         SELLING STOCKHOLDER                             TO THE OFFERING     STOCKHOLDER'S ACCOUNT
---------------------------------------------------------------------      ----------             ----------
Boston College End. Plan.............................................            5,000                  5,000
Charles E. Bowen(1)(2)...............................................          607,498                  2,778
F. Coll Bowen III(1)(2)..............................................          512,778                  2,778
Thomas Bowen(1)(2)...................................................          498,333                  8,333
The Bradford Group...................................................            8,659                  8,659
C. Andrew Brickman...................................................           29,367                 29,367
Charles A. Brickman..................................................            3,784                  3,784
Charles A. Brickman, TTEE............................................           61,999                 61,999
Daniel Brickman......................................................           23,465                 23,465
J. Bradley Brickman..................................................            8,876                  8,876
The Brickman Family Irrevocable Trust................................           24,055                 24,055
Allen Broussard(3)...................................................            1,175                  1,175
Valerie Bruinius, as Trustee of The Jamie A. Meyer Trust Dtd
  11/15/96, or Her Successors In Trust...............................           12,500                 12,500
Valerie Bruinius, as Trustee of The Michelle M. Martin Trust Dtd
  11/15/96, or Her Successors In Trust...............................            4,000                  4,000
Valerie Bruinius, as Trustee of The William E. Meyer, II Trust Dtd
  11/15/96, or Her Successors In Trust...............................            4,000                  4,000
Valerie Bruinius, as Trustee of The Kathryn E. Meyer Trust Dtd
  11/15/96, or Her Successors In Trust...............................            4,000                  4,000
Builder Investment Partners..........................................            7,526                  7,526
CPP Trust............................................................            1,700                  1,700
Anthony Canonie IRA..................................................           12,027                 12,027
Anthony Canonie......................................................           12,027                 12,027
Capital Research & Management, on behalf of The Growth Fund of
  America, Inc.......................................................        1,650,000                800,000
CarChoice, Inc.......................................................          429,439                429,439
Bruce Carusi.........................................................            9,622                  9,622
Central Laborers' PF/P...............................................           18,600                 18,600
Gregory Christopher..................................................           60,137                 60,137
CitiPerformance Portfolio, S.A.......................................          700,000                700,000
City of Cincinnati Rtmt..............................................           44,600                 44,600
Coastal Corp Pension Tr A............................................           45,800                 45,800
Henry Collins........................................................           12,027                 12,027
Common Fund Large Capitalization.....................................           56,000                 56,000
Paul Courts..........................................................            2,204                  2,204
Paul A. Coury(4).....................................................        1,079,132              1,079,132
Keith Cowherd and Margaret Cowherd Community Property(5).............          850,646                850,646
Kevin Coyne..........................................................           19,244                 19,244
Cramer Partners, L.P.................................................           50,000                 50,000
David Crane..........................................................            7,216                  7,216
Felix A. Crawford(1)(6)..............................................          267,746                 16,666
Cross Town Auto Partners.............................................           15,054                 15,054
Marc Cummins.........................................................            4,811                  4,811
Abdul K. And Emily M. Curioca........................................            2,405                  2,405
Curtis Properties, Inc...............................................           11,290                 11,290
Masoud Dabish........................................................            2,405                  2,405
Paul Daigle..........................................................               57                     57
Dana Corp PIC Fund...................................................          101,400                101,400
Vincent Degiaimo.....................................................            6,013                  6,013
Delaware Group Trend Fund, Inc.......................................        1,033,180                136,200
Delaware Group Premium Fund, Inc. For The Emerging Growth Series.....           90,920                 13,800
Anthony Deluise......................................................            2,405                  2,405

                                                                       SHARES BENEFICIALLY   SHARES TO BE OFFERED
                                                                           OWNED PRIOR          FOR THE SELLING
                         SELLING STOCKHOLDER                             TO THE OFFERING     STOCKHOLDER'S ACCOUNT
---------------------------------------------------------------------      ----------             ----------
Ghasan Denha.........................................................           10,533                 10,533
Ghasan and Salwan Denha..............................................            6,013                  6,013
Sam Denha............................................................           10,533                 10,533
Thomas and Virginia Denha............................................            9,622                  9,622
Gregory Dickson......................................................            1,783                  1,783
Steven Dietz.........................................................            4,811                  4,811
Digital Equipment Corp...............................................           30,800                 30,800
John Drury...........................................................          126,993                126,993
Dan R. Duncan(1)(7)..................................................          203,582                 10,000
Robert C. Duncan(1)(7)...............................................           38,167                  6,667
EMS Consumers Power..................................................           34,600                 34,600
Michael S. Egan(8)...................................................            8,218                  8,218
Michael S. Egan Living Trust.........................................       16,686,549             16,686,549
Michael S. Egan Grantor Retained Annuity Trust For Sarah Egan
  Mooney.............................................................          853,007                853,007
Michael S. Egan Grantor Retained Annuity Trust For Eliza Shenners
  Egan...............................................................          853,007                853,007
Michael S. Egan Grantor Retained Annuity Trust For Catherine Lewis
  Egan...............................................................          853,007                853,007
Michael S. Egan Grantor Retained Annuity Trust For Teague Michael
  Thomas Egan........................................................          853,007                853,007
Michael S. Egan Grantor Retained Annuity Trust For Riley Martin
  Michael Egan.......................................................          853,007                853,007
Elbridge Stuart Foundation...........................................           33,300                 33,300
Emvest & Company.....................................................            5,400                  5,400
Enron Corp Retirement Plan...........................................            6,300                  6,300
Carl Epstein(3)......................................................            8,054                  8,054
Robert Falkenberg....................................................            9,622                  9,622
James Fantaci........................................................           12,027                 12,027
Ralph Faranso........................................................           31,271                 31,271
Trace Farnum.........................................................            1,043                  1,043
George W. Fennell(1)(9)..............................................        3,409,362                 19,660
George S. Fennell(1)(9)..............................................           68,173                  4,173
Fireman Foundation/PIC...............................................            4,000                  4,000
Paul and Phyllis Fireman Trust.......................................           23,900                 23,900
Paul Fischer.........................................................            2,405                  2,405
Marcus Fontenot......................................................            2,204                  2,204
Ford Motor Company Pension Plan......................................          160,000                160,000
Fulcrum Associates, L.P..............................................           81,500                 81,500
Fulcrum Oversees Fund, Inc...........................................           18,500                 18,500
Robert Gagnard.......................................................            4,827                  4,827
Giant Food Center, Inc...............................................           13,540                 13,540
Irwin Goldberg.......................................................              859                    859
Goodfellows Club.....................................................           12,027                 12,027
Sharon Greiff........................................................              214                    214
Group of Five Investments............................................           69,178                 69,178
Saad and Amer Hajjar.................................................            2,405                  2,405
Jamil D. Hakim, Revocable Living Trust...............................           15,054                 15,054
Hamilton College EDMT................................................           10,800                 10,800
Robert Harris........................................................            1,175                  1,175
N. Herrick Irrevocable Securities Trust, Howard Evan Herrick, Ttee...          170,000                170,000
Chol Hong............................................................            4,811                  4,811
Mitchell and Francine Horowitz.......................................           12,337                 12,337
David Howard.........................................................           15,071                 15,071
IDS Life Managed Fund, Inc...........................................        1,694,915              1,694,915
ITC of Farmington....................................................            9,622                  9,622

                                                                       SHARES BENEFICIALLY   SHARES TO BE OFFERED
                                                                           OWNED PRIOR          FOR THE SELLING
                         SELLING STOCKHOLDER                             TO THE OFFERING     STOCKHOLDER'S ACCOUNT
---------------------------------------------------------------------      ----------             ----------
JSJ Corp. Employees Retirement Income Plan...........................            3,500                  3,500
Durward W. Jackson II(10)............................................          130,484                130,484
Hamilton James.......................................................            4,811                  4,811
Manhal Jarbo and Talal Jarbo.........................................            9,622                  9,622
Johnson & Higgins Ret................................................            7,800                  7,800
Jeffrey June.........................................................            1,836                  1,836
Jeffrey and Teresa June..............................................            3,487                  3,487
Nashat and Jalila Kainaya............................................           17,424                 17,424
Fuad and Janet Karmo.................................................            4,811                  4,811
Layth and Loya Kassab................................................            2,405                  2,405
Raad and Thaira Kathawa..............................................            7,526                  7,526
Issam and Tikra Kejbou and Sami and Ikhlas Kejbou....................            9,622                  9,622
Kekst & Co. Profit Sharing Trust.....................................            7,500                  7,500
William H. Kelly, Jr.(11)............................................          460,666                460,666
Sabah Kenaya.........................................................           24,440                 24,440
John G. Kennedy III..................................................            7,526                  7,526
Donald R. Keough.....................................................           50,000                 50,000
Mark Khemmoro........................................................            2,405                  2,405
Sabah Khemmoro.......................................................            2,405                  2,405
Jeffrey A. Klein.....................................................          231,321                231,321
KNA Associates.......................................................            4,811                  4,811
Carolyn Knox(12).....................................................           60,170                 60,170
Merle Knox(12).......................................................           20,057                 20,057
Richard Koffey and Barbara Thrasher-Meyers...........................            9,622                  9,622
Haitham Konja........................................................            4,811                  4,811
Louai Konja..........................................................            4,811                  4,811
Tom Konja............................................................            4,811                  4,811
Mahsin and Gladis Kouza..............................................           13,540                 13,540
Kroger Ret Income Plan...............................................           24,200                 24,200
William Kunzweiler...................................................           24,055                 24,055
Ms. Debra Laporte....................................................              908                    908
Lawrence Lavine......................................................           14,433                 14,433
Steven Lebow.........................................................            9,932                  9,932
Mary B. Long Trustee.................................................           12,027                 12,027
Matthew Low and Nancy Goodman........................................            6,022                  6,022
MFS Emerging Growth Fund.............................................        4,000,000              4,000,000
MFS Series Trust I -- MFS Aggressive Growth Fund.....................           15,000                 15,000
Habib and Jacquelyn Mamou............................................           24,055                 24,055
James M. Marceaux....................................................            3,021                  3,021
The Marceaux Family Trust Dtd 9/21/94 James M. Marceaux, Ttee........            1,806                  1,806
Stephen Mardigian....................................................           19,865                 19,865
Mark Equity Partners, L.P............................................            5,000                  5,000
Mark International Partners, L.P.....................................           25,000                 25,000
Mark Partners........................................................           20,000                 20,000
Salem T. Marougi, Trustee............................................           13,540                 13,540
Martin Industries, Inc. Plan.........................................            5,300                  5,300
MAS Funds Mid-Cap Growth Portfolio...................................          135,000                135,000
Massachusetts Investors Growth Fund..................................          500,000                500,000
Massachusetts Mutual Life Insurance Company..........................           75,000                 75,000
MassMutual Corporate Value Partners Limited..........................           30,000                 30,000
MassMutual High Yield Partners LLC...................................           45,000                 45,000
McCarter & English Pension Plan......................................            1,700                  1,700
Joseph I. McConnell(1)(2)............................................           17,088                  2,778

                                                                       SHARES BENEFICIALLY   SHARES TO BE OFFERED
                                                                           OWNED PRIOR          FOR THE SELLING
                         SELLING STOCKHOLDER                             TO THE OFFERING     STOCKHOLDER'S ACCOUNT
---------------------------------------------------------------------      ----------             ----------
McGraw Hill Pension Plan.............................................           22,300                 22,300
George Mckay.........................................................           24,832                 24,832
Joseph Mckay.........................................................           15,344                 15,344
Joseph and Suad Mckay................................................           29,232                 29,232
Yousif or Jamila Mckay...............................................           21,910                 21,910
Ardith Mederrick.....................................................            1,718                  1,718
Metropolitan Life Insurance Company..................................        1,146,200                240,000
Metropolitan Series Fund Inc. Aggressive Growth Portfolio............        2,872,000                750,000
Dolores J. Meyer.....................................................              440                    440
Edward Meyer(13).....................................................           21,929                 21,929
Edward Meyer Revocable Trust UAD 02/14/90............................          361,118                361,118
Gale M. Meyer(13)....................................................           22,619                 22,619
William E. Meyer(13).................................................           22,179                 22,179
William E. Meyer Revocable Trust UAD 11/21/89........................          397,215                397,215
Midwest Club.........................................................           42,697                 42,697
Rehab Miri...........................................................            1,202                  1,202
Mitchell Hutchins Asset Management, Inc. for Summit Investors........          160,000                160,000
Ronald Monkman.......................................................            7,526                  7,526
Donald Moorehead, Jr.................................................           52,962                 52,962
John Morlock.........................................................            4,811                  4,811
Thomas Murphy........................................................           24,956                 24,956
Georgia Nadhir.......................................................            4,516                  4,516
Faris Naimi..........................................................            4,811                  4,811
John Najjar and Peter Najjar.........................................            2,405                  2,405
Joseph Nadhir........................................................           15,054                 15,054
Waad Nadhir(14)......................................................          433,364                433,364
Manuel and Magda Najjar..............................................           11,290                 11,290
Frederick A. Najor Trust.............................................           15,054                 15,054
National Steel Corp..................................................           48,800                 48,800
Walter R. Nelson 1994 Three Year Trust...............................           12,027                 12,027
Walter and Margaret Nelson...........................................            7,216                  7,216
William B. Nicholson.................................................            2,405                  2,405
DLISC IRA FBO William B. Nicholson...................................            7,526                  7,526
Opulent Management Co. Inc...........................................           30,110                 30,110
J. Patrick O'Shaughnessy.............................................            9,932                  9,932
PaineWebber Foundation...............................................            4,500                  4,500
PaineWebber Growth Fund, a series of PaineWebber Olympus Fund........          560,000                310,000
Palmetto Partners....................................................           12,027                 12,027
Trustee for John F. Patek............................................            2,405                  2,405
Lizann Phalen........................................................            8,876                  8,876
Pine Valley Group....................................................            8,178                  8,178
Pittway Corporation..................................................           76,167                 76,167
Johnny Plumb.........................................................              614                    614
Madison Pope.........................................................              614                    614
Power Technologies Sharing Plan Equity Fund..........................            8,500                  8,500
Productivity Fund II, L.P............................................           54,185                 54,185
Mark Pytosh..........................................................           27,342                 27,342
Michael Pytosh.......................................................            9,932                  9,932
Zuher Qonja..........................................................           10,324                 10,324
Jamal Qonja..........................................................           12,730                 12,730
Anthony E. Rapp......................................................              687                    687
Raptor Global Fund L.P...............................................           95,800                 66,800
Raptor Global Fund Ltd...............................................          148,400                148,400

                                                                       SHARES BENEFICIALLY   SHARES TO BE OFFERED
                                                                           OWNED PRIOR          FOR THE SELLING
                         SELLING STOCKHOLDER                             TO THE OFFERING     STOCKHOLDER'S ACCOUNT
---------------------------------------------------------------------      ----------             ----------
Herald Ritch.........................................................           99,329                 99,329
Wafie Roumayah, M.d..................................................           15,054                 15,054
Royal 400 Investments................................................           19,244                 19,244
Safeway Food Center, Inc.............................................           42,137                 42,137
Saint Dominic Health Services, Inc...................................            9,500                  9,500
SAK Partners.........................................................           12,044                 12,044
Amir Samona..........................................................            9,571                  9,571
Bashar Samona........................................................            9,571                  9,571
Farouk Samona........................................................           17,099                 17,099
Khairi Samona........................................................           17,099                 17,099
Mazin Samona.........................................................            2,405                  2,405
Mukhles Samona.......................................................           17,460                 17,460
Tom Samona...........................................................            9,451                  9,451
Donald Sanders.......................................................           60,199                 60,199
San Diego County Employees Retirement................................           13,000                 13,000
Thamer Sandiha.......................................................           15,054                 15,054
Louis Sands, IV(5)...................................................          212,662                212,662
Maher Sarafa.........................................................            3,890                  3,890
George Sarumian(15)..................................................          245,493                245,493
Nina Sarumian Tr U/A/D 10/19/90 The Sarumian Family Trust............          122,746                122,746
Mona Sawa............................................................            2,405                  2,405
Yousif and Mona Sawa.................................................           17,009                 17,009
Dwight C. Schaubach(1)(16)...........................................        1,395,578                 16,666
John A. Schneider....................................................           50,000                 50,000
John L. Scicluna.....................................................            5,134                  5,134
Bobbie Searcy........................................................            1,043                  1,043
Seawaters NV.........................................................            3,500                  3,500
Robert B. Sellers Trust..............................................           52,692                 52,692
Faraj and Habiba Sesi................................................            3,762                  3,762
Joseph Sevany........................................................            9,932                  9,932
Shaikha Bint Suroor Al Dhaheri.......................................            1,000                  1,000
Jalal Shallal........................................................            3,784                  3,784
Jalal and Nawal Shallal..............................................          175,210                175,210
Janette Shallal......................................................            2,405                  2,405
Joseph and Lillian Shallal...........................................           22,213                 22,213
Shammami Investments.................................................            6,022                  6,022
Theodore and Bonnie Shapiro..........................................              644                    644
Aniss Shayota........................................................            4,329                  4,329
Robert N. Shepard(1)(9)..............................................          225,870                  9,500
Frankie Shouneyia....................................................            7,457                  7,457
Oraha and Najiba Shouneyia...........................................            7,526                  7,526
Ronald Shunia........................................................           10,698                 10,698
Blaine Siegel........................................................              344                    344
Elaine Siegel........................................................            1,375                  1,375
Richard Siegel.......................................................              344                    344
Franci Sitto.........................................................            7,526                  7,526
Andrew J. Speyrer(3).................................................          238,057                238,057
Allison J. Spiegel...................................................              344                    344
Rona J. Spiegel......................................................            1,375                  1,375
St. Luke's Foundation................................................            2,000                  2,000
St. Luke's Pension Plan..............................................            4,000                  4,000
St. Luke's Self Insurance............................................            2,700                  2,700
State Street Research Growth Fund....................................          430,900                 85,000

                                                                       SHARES BENEFICIALLY   SHARES TO BE OFFERED
                                                                           OWNED PRIOR          FOR THE SELLING
                         SELLING STOCKHOLDER                             TO THE OFFERING     STOCKHOLDER'S ACCOUNT
---------------------------------------------------------------------      ----------             ----------
Stellar Trust........................................................          185,000                185,000
Mark Sulam...........................................................           41,826                 41,826
Summit International, Ltd............................................           45,000                 45,000
David Sutherland-Yoest...............................................           15,946                 15,946
Richard Sweetnam, Jr.................................................           30,403                 30,403
T & T Investments....................................................            4,811                  4,811
G. Jackson Tankersley, Jr............................................            7,526                  7,526
Kyle Thibodeaux......................................................              161                    161
Robert Tincher and Mary Tincher, JTWROS(17)..........................          213,772                213,772
Robert Tincher(17)...................................................          200,000                200,000
Mary Tincher(17).....................................................          200,000                200,000
Karim and Norma Toma.................................................            4,811                  4,811
Mark Tramonte........................................................               57                     57
Norman D. Tripp(18)..................................................        1,151,638              1,151,638
Tudor Arbitrage Partners, L.P........................................           23,800                 17,200
Tudor BVI Futures, Ltd...............................................          323,000                167,600
Valero Energy Pension Plan...........................................            9,300                  9,300
Vanguard Horizon-Capital Opportunity Fund............................          182,570                 64,570
Vanguard/Morgan Growth Fund, Inc.....................................          736,870                137,670
Patricia Winters Waring(19)..........................................           62,222                 62,222
William Hayne Waring(19).............................................           80,000                 80,000
William Hayne Waring, Jr.(19)........................................           35,556                 35,556
Williams Master Tr-A.................................................           16,600                 16,600
Willis Coroon Corp...................................................           19,300                 19,300
Watran, L.L.C........................................................           14,836                 14,836
Whittier Opportunity Fund I, LLC.....................................           95,000                 70,000
Wittenberg University................................................            8,100                  8,100
Yarmouth Trust.......................................................            1,600                  1,600
John and Carmen Yonan................................................           21,852                 21,852
John Zagara and Joseph Zagara........................................           19,970                 19,970
Amer and Thair Zeitouna..............................................            2,405                  2,405

---------------

 (1) Served as an officer and/or director of Eco Services of S.C., Inc. prior to the Company's acquisition of such company.

 (2) Served as an officer and/or director of United Waste Service, Inc. prior to the Company's acquisition of such company.

 (3) Served as an officer and/or director of Acadiana Alarm Systems, Inc. prior to the Company's acquisition of such company.

 (4) Served as an officer and/or director of Rainbow Industries, Inc. prior to the Company's acquisition of such company.

 (5) Served as an officer and/or director of Bell Dodge, Inc. prior to the Company's acquisition of such company.

 (6) Served as an officer and/or director of Southland Environmental Services, Inc. prior to the Company's acquisition of such company.

 (7) Served as an officer and/or director of J.C. Duncan & Co., Inc. and affiliates prior to the Company's acquisition of such companies.

 (8) Mr. Egan may also be deemed to be the beneficial owner of the 16,686,549 shares owned by The Michael S. Egan Living Trust, the 853,007 shares owned by the Michael S. Egan Grantor Retained Annuity Trust For Sarah Egan Mooney, the 853,007 shares owned by the Michael S. Egan Grantor Retained Annuity Trust For Eliza Shenners Egan, the 853,007 shares owned by the Michael S. Egan Grantor Retained Annuity Trust For Catherine Lewis Egan, the 853,007 shares owned by the Michael S. Egan Grantor Retained Annuity Trust For Teague Michael Thomas Egan and the 853,007 shares owned by the Michael S. Egan Grantor Retained Annuity Trust For Riley Martin Michael Egan. Mr. Egan is currently the Chairman and Chief Executive Officer of Alamo Rent-A-Car,

     Inc., has been Chairman of Alamo since 1986, served as Chief Executive Officer of Alamo from 1979 through May 1995 and served as an officer and/or director of affiliates of Alamo Rent-A-Car, Inc. prior to the Company's acquisition of such companies.

 (9) Served as an officer and/or director of Fennell Container Company, Inc. and affiliates prior to the Company's acquisition of such companies.

(10) Served as an officer and/or director of Sunbelt Waste Services, Inc. prior to the Company's acquisition of such company.

(11) Mr. Kelly served as a director and/or officer of Alamo Rent-A-Car, Inc. and affiliated entities prior to the Company's acquisition of such companies.

(12) Served as an officer and/or director of Triple C Disposal Service, Inc. prior to the Company's acquisition of such company.

(13) Served as an officer and/or director of Meyer Waste Systems, Inc. and affiliate prior to the Company's acquisition of such companies.

(14) Served as an officer and/or director of CarChoice, Inc. prior to the Company's acquisition of such company.

(15) Served as an officer and/or director of A & G Disposal Service, Inc. prior to the Company's acquisition of such company.

(16) Served as an officer and/or director of Incendere, Inc. and affiliates prior to the Company's acquisition of such company.

(17) Served as an officer and/or director of Monarch Environmental, Inc. prior to the Company's acquisition of such company.

(18) Mr. Tripp served as General Counsel and Secretary of Alamo Rent-A-Car, Inc. and was a shareholder of Alamo Rent-A-Car, Inc. and affiliated entities prior to the Company's acquisition of such companies. Mr. Tripp is Chairman of Tripp, Scott, Conklin & Smith, which has been the regular outside counsel to Alamo and affiliated entities.

(19) Served as an officer and/or director of Suburban Disposal Service, Inc. prior to the Company's acquisition of such company.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders or pledgees may sell or distribute some or all of the Shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on Nasdaq, privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in a combination of such transactions. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use.

     The Selling Stockholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other Selling Stockholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the Shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock.

     The Company will pay substantially all of the expenses incident to this Offering of the Shares by the Selling Stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. Each Selling Stockholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                          DESCRIPTION OF CAPITAL STOCK

     The Second Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") authorizes capital stock consisting of 500,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock ("Preferred Stock"). There were 232,466,603 shares of Common Stock, and no shares of Preferred Stock, issued and outstanding as of November 30, 1996. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of the Company, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     Common Stock. The holders of shares of Common Stock have equal pro rata rights to dividends if, as and when declared by the Company's Board of Directors; do not have any preemptive subscription or conversion rights; and have one vote per share on all matters upon which the stockholders of the Company may vote at all meetings of stockholders. There are no redemption or sinking fund provisions applicable to the Common Stock. The holders of the Common Stock of the Company do not have cumulative voting rights. As a result, the holders of a majority of the shares voting for the election of directors can elect all the members of the Board of Directors.

     Preferred Stock. No shares of Preferred Stock are currently outstanding. The Board of Directors is authorized to divide the Preferred Stock into series and, with respect to each series, to determine the dividend rights, dividend rate, conversion rights, voting rights, redemption rights and terms, liquidation preferences, the number of shares constituting the series, the designation of such series and such other rights, qualifications, limitations or restrictions as the Board of Directors may determine. The Board of Directors could, without shareholder approval, issue Preferred Stock with voting rights and other rights that could adversely affect the voting power of holders of Common Stock and such stock could be used to prevent a hostile takeover of the Company. The Company has no present plans to issue any shares of Preferred Stock.

     Certificate of Incorporation and Bylaws. The Company's Certificate of Incorporation was amended on November 28, 1995 to (i) change the Company's corporate name to Republic Industries, Inc., and (ii) to eliminate all provisions relating to classes of the Board of Directors. The directors of the Company are elected each year at the annual meeting of the shareholders for terms of one year and until their successors are elected and qualified; existing directors may nominate and elect qualified persons to fill vacancies on the Board of Directors. The Certificate of Incorporation was amended on May 15, 1996 to increase the number of authorized shares of Common Stock to 500,000,000 from 350,000,000. The Company's Bylaws provide that directors may be removed for cause by vote of two-thirds of the other directors or by vote of a majority of stockholders, and may be removed without cause by the vote of a majority of stockholders at a meeting called for such purpose.

     Transfer Agent and Registrar. The Transfer Agent and Registrar for the Common Stock is Harris Trust and Savings Bank.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Akerman, Senterfitt & Eidson, P.A. Certain attorneys employed by Akerman, Senterfitt & Eidson, P.A. beneficially own an aggregate of approximately 539,725 shares of Republic Common Stock as of the date hereof.

                                    EXPERTS

     The consolidated financial statements and schedule for the Company as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, the consolidated financial statements of AutoNation as of December 31, 1995 and for the period from inception (September 12, 1995) to December 31, 1995, the consolidated financial statements of Addington and Continental as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, the combined financial statements of HMC as of September 30, 1994 and 1993 and for each of the three years in the period ended September 30, 1994 and incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, to the extent and for the periods as indicated in their reports with respect thereto. The combined financial statements of Acquired Solid Waste Companies as of and for the year ended December 31, 1995 incorporated by reference in this Registration Statement have been audited by Munson, Cronick & Associates, independent certified public accountants, to the extent and for the periods as indicated in their report with respect thereto. The combined financial statements of Alamo Rent-A-Car, Inc. and Affiliates ("Alamo") as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, the consolidated financial statements of Guy Salmon USA, Ltd. and Subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, and the financial statements of DKBERT Assoc. as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, have been included (incorporated by reference) herein, in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, to the extent and for the periods as indicated in their reports with respect thereto. The financial statements and schedule referred to above have been incorporated by reference herein in reliance upon authority of said firms as experts in accounting and auditing in giving said reports.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference and made a part of this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) all other reports filed pursuant to
Section 13(a) or 15(d) of the Exchange Act since December 31, 1995, specifically including the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, the Company's Current Reports on Form 8-K dated February 14, 1996, February 27, 1996 (as amended on Form 8-K/A dated February 27, 1996), March 29, 1996, May 8, 1996, May 9, 1996
(as amended on Form 8-K/A dated May 9, 1996), May 15, 1996, May 20, 1996, May 31, 1996, June 12, 1996, June 25, 1996, June 27, 1996, July 1, 1996 (as amended on Form 8-K/A dated July 1, 1996), July 15, 1996, September 30, 1996, November 7, 1996, November 8, 1996, and November 25, 1996 (as amended on Form 8-K/A dated November 25, 1996); (iii) the Company's Proxy Statement dated April 19, 1996 relating to the 1996 Annual Meeting of Stockholders held May 10, 1996; and (iv) the Company's Current Report on Form 8-K/A dated September 26, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

     THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS OR INFORMATION REFERRED TO ABOVE THAT HAS BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS SHOULD BE DIRECTED TO RICHARD L. HANDLEY, SECRETARY, REPUBLIC INDUSTRIES, INC., 450 EAST LAS OLAS BOULEVARD, SUITE 1200, FT. LAUDERDALE, FLORIDA 33301, TELEPHONE: (954) 713-5200.